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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Poniard Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PONIARD PHARMACEUTICALS, INC.

Notice of 2008 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

        The 2008 Annual Meeting of Shareholders of Poniard Pharmaceuticals, Inc. will be held at the Company's corporate headquarters located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, on Tuesday, June 24, 2008, at 9:00 a.m., Pacific time, for the following purposes:

  1.
  To elect nine members to the Board of Directors.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors unanimously recommends that you vote for Proposals 1 and 2 above.

        Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting. The presence of the holders of a majority of the shares entitled to vote at the annual meeting, in person or represented by proxy, is necessary to constitute a quorum. To ensure representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

        The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is the close of business on April 25, 2008.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Gerald McMahon
                       Chairman and Chief Executive Officer

May 29, 2008
South San Francisco, California

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

PONIARD PHARMACEUTICALS, INC.
PROXY STATEMENT

General

        This proxy statement is furnished in connection with the solicitation by the board of directors of Poniard Pharmaceuticals, Inc. of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Tuesday, June 24, 2008, and any adjournments or postponements thereof. The annual meeting will be held at 9:00 a.m., Pacific time, at the Company's corporate headquarters located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080.

        The approximate date of mailing this proxy statement and the accompanying proxy card is May 29, 2008.

Record Date and Voting Securities

        Only holders of shares of our common stock outstanding at the close of business on April 25, 2008, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, there were 34,687,724 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share held of record in such person's name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the annual meeting.

Quorum

        Under Washington law and our articles of incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Required Votes

        Election of Directors (Proposal 1).    The holders of common stock are entitled to vote for the election of directors. Each common shareholder voting on Proposal 1 has the right to cumulate his or her votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes such shareholder is entitled to cast. These votes may be cast for one nominee or distributed among as many nominees as the shareholder desires. If a shareholder wishes to cumulate his or her votes, such shareholder should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for directors, the shareholder should indicate a vote "for" or "against" each nominee, as provided on the proxy card. Under Washington law and our articles of incorporation, if a quorum is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of common shares entitled to vote at the annual meeting will be elected directors.

        Ratification of Independent Registered Public Accounting Firm (Proposal 2).    The proposal relating to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008 will be adopted if the number of votes cast in favor of the proposal by holders of common shares entitled to vote exceeds the number of votes cast against the proposal at the annual meeting.

        Broker non-votes and abstentions will have no impact on Proposals 1 and 2 because they will not represent votes cast at the annual meeting for purposes of voting on such proposals. Broker non-votes occur when a broker has not received customer instructions and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may vote their clients' proxies in the brokers' own discretion as to the election of directors and the ratification of independent registered public accounting firm if the clients have not furnished voting instructions prior to the annual meeting.

        Proxies solicited by the board of directors will be voted in favor of the director nominees and "for" Proposal 2, unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the annual meeting.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, WE ASK THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Revocation

        A shareholder may revoke a proxy at any time before its exercise by written notice to our corporate secretary, by timely delivery of a valid later-dated proxy, or by voting in person at the annual meeting. However, your attendance at the annual meeting will not, by itself, revoke your proxy.

Expenses of Solicitation

        We have retained Mellon Investor Services LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310 to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $6,500, plus reasonable expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Nominees for Director

        Nine directors are to be elected by the holders of common stock at the annual meeting. These directors will serve one-year terms that will expire at the 2009 Annual Meeting of Shareholders, or until their successors have been elected and qualified. All of the director nominees currently serve as directors of our company. In connection with our $65 million equity financing, which closed on April 26, 2006, we entered into an agreement to use our best efforts to cause one person designated by MPM Capital Management, or MPM, and one person designated by mutual agreement of MPM and Bay City Capital Management IV LLC, or Bay City Management, the lead investors in the financing, to be nominated and elected to our board of directors. Mr. Simon was nominated and elected to the board upon the recommendation of MPM, which recommendation was independently evaluated, approved and recommended to the board by our nominating and corporate governance committee based on the criteria described under the heading "Director Nominations and Qualifications" below. MPM and Bay City Management have not recommended a second designee. Two current directors, Drs. Craves and Goldfischer, are managing members of Bay City Capital LLC, an affiliate of Bay City Management. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

        GERALD McMAHON, PhD, age 53, was appointed our Chief Executive Officer in May 2004 and Chairman of the Board of Directors in June 2004. Dr. McMahon served as our President from June 2005 to May 2007. Dr. McMahon was President of SUGEN Inc., a biopharmaceutical company focused on the discovery and development of novel targeted small-molecule drugs, from March 2002 to January 2004. Prior thereto, he held a number of research and development management positions at SUGEN and played a key role in the discovery and development of several innovative cancer products, including SUTENT®, a multi-targeted protein kinase inhibitor for the treatment of advanced cancers marketed by Pfizer, Inc. SUGEN, which Dr. McMahon joined in 1993, was acquired by Pharmacia Corp. in 1999, which subsequently was acquired by Pfizer in 2003. Dr. McMahon currently is a director of Trellis Bioscience, Inc., a development stage biotechnology company. Dr. McMahon holds a BS degree in biology and a PhD in biochemistry from Rensselaer Polytechnic Institute.

        ROBERT. S. BASSO, age 62, was appointed a director in May 2007. Mr. Basso founded BEST Partners LLC, an independent consulting firm in 2006. He has nearly 40 years of experience in the financial services industry. Prior to his position as executive vice president of Fidelity's National Financial Services unit, following its acquisition of Correspondent Services Corporation, or CSC, the UBS AG clearing subsidiary, Mr. Basso was president and chairman of CSC. Prior to that, he served as president of Broadcort Capital Corp., the Merrill Lynch & Co. clearing subsidiary, which he established and developed. Mr. Basso also was a managing director of PaineWebber, UBS and Merrill Lynch. He began his Wall Street career with Loeb, Rhoades & Company. Mr. Basso serves as an advisor to several independent entities. He is currently a trustee of the Securities Industry Foundation for Investor Education (SIFIE). He earned a B.S. degree from Seton Hall University and an M.B.A. from Pace University.

        FREDERICK B. CRAVES, PhD, age 62, has been a director since July 1993. Dr. Craves is an investment partner, a Managing Director and a co-founder of Bay City Capital LLC, or BCC, a merchant bank providing advisory services and investing in life sciences companies, and serves as a member of the board of directors and Chairman of the Executive Committee of BCC. Prior to founding BCC, he was Executive Vice President of Schering Berlin and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He found Burrill & Craves, a merchant bank focused on biotechnology and emerging pharmaceutical companies. He was also the founding Chairman of the Board and Chief Executive Officer of Codon, and

co-founder of Creative Biomolecules. Dr. Craves is a member of the board of directors of VIA Pharmaceuticals. He also services as a member of The J. David Gladstone Institutes' Advisory Council and is a member of the board of trustees of Loyola Marymount University in Los Angeles. Dr. Craves earned a BS degree in biology from Georgetown University and a PhD in Pharmacology and Toxicology from the University of California, San Francisco.

        E. ROLLAND DICKSON, MD, age 74, has been a director since May 1998. In December 2003, Dr. Dickson retired as the Mary Lowell Leary Professor of Medicine at the Mayo Medical School and as Director of Development at the Mayo Foundation for Medical Education and Research, positions which he had held since 1993. Dr. Dickson continues to hold Emeritus titles for each of these positions. In 1999, Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation. Dr. Dickson is a director of Axcan Pharma, Inc., a publicly owned biotechnology company, and Pathways Diagnostic Corporation, a development stage biotechnology company, and is a member of the scientific advisory committee of BCC. He also serves as the Chairman of the Board of Directors at A.J. Palumbo Charitable Foundation in Pittsburg, PA and is the Chairman of the Board of Directors of Mayo Clinic Stiftung in Frankfurt, Germany. Dr. Dickson received his MS degree from the University of Minnesota and his MD degree from The Ohio State University.

        CARL S. GOLDFISCHER, MD, age 49, has been a director since March 2000. He has been Managing Director of BCC since July 2001 and serves on its Board of Directors and Executive Committee. He joined BCC as an Executive-in-Residence in January 2001. Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems Incorporated from May 1996 to July 2000. Dr. Goldfischer is a director of Brain Cells, Inc. and MAP Pharmaceuticals, Inc., both public biopharmaceutical companies, and a director of Etex Corporation, EnteroMedics, Inc., PTC Therapeutics, Inc., Metabolex, Inc. and Nevro Corporation, all development stage biotechnology or medical device companies. He is a member of the Board of Trustees of Sarah Lawrence College. Dr. Goldfischer received his MD degree from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

        ROBERT M. LITTAUER, age 59, has been a director since May 2004. Mr. Littauer has over 30 years' experience in the medical technology, high technology and biotechnology industries. From June 1987 to September 1996, he served the company in various management positions, including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Littauer has been Vice President, Chief Financial Officer and Treasurer of Light Sciences Oncology, Inc., a Seattle-based biotechnology company, since November 2005. He served as Chief Executive Officer of Kaleidos Pharma, Inc., a biotechnology company, from August 2002 to September 2004. Previously, he served as Vice President and Chief Financial Officer of Detto Technologies, Inc., a software developer, from June 2001 to July 2002. He was Chief Executive Officer from January 2001 to April 2001, and Vice President and Chief Financial Officer from October 2000 to January 2001, of Plymedia, Inc., a developer of digital imaging technology. Prior to that, he held Chief Financial Officer and senior executive positions at Avenue A, Inc. (subsequently aQuantive, Inc.), an internet media company, and at Ostex International, Inc., a medical diagnostics company. Mr. Littauer received an MBA degree and a BS degree in Industrial Engineering and Operations from Cornell University.

        RONALD A. MARTELL, age, 46, has been a director since June 2006 and was appointed our President and Chief Operating Officer in May 2007. Prior thereto, Mr. Martell served as Senior Vice President, Commercial Operation of ImClone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was been responsible for overseeing the company's sales, marketing, project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products.

        NICHOLAS J. SIMON III, age 53, has been a director since April 2006. He is a Managing Director of Clarus Ventures, LLC, a life sciences focused venture capital firm that he co-founded in 2005. He has served as a general partner of MPM BioVentures III since October 2001. Mr. Simon has more than 26 years of industry and investment experience in biotechnology. From 2000 to July 2001, he was Chief Executive Officer, founder and a director of Collabra Pharma, Inc., a pharmaceutical development company. From 1989 to March 2000, Mr. Simon served in various management positions at Genentech, Inc., including Vice President of Business and Corporate Development. Mr. Simon currently serves on the board of directors of ARYx Therapeutics, Inc., a public biotechnology company. In addition, he is a director of Pearl Therapeutics, Inc., Sientra, Inc., NeoSil Incorporated, QuatRx Pharmaceuticals Co. and Verus Pharmaceuticals, Inc, which are private biotechnology companies. He also is on the advisory council at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California San Francisco. Mr. Simon received a BS degree in microbiology from the University of Maryland and an MBA in marketing from Loyola University.

        DAVID R. STEVENS, PhD, age 59, has been a director since May 2004. Dr. Stevens has participated in the pharmaceutical and biotechnology industries since 1978. He is currently chairman of CanCog Techonologies, Inc., a contract research organization, and a board member of Aqua Bounty Technologies, Inc., a biotechnology firm. Dr. Stevens is a member of the boards of Advanced Cosmetic Intervention, Inc., Advanced Headache Intervention, Inc. and Micro-Imaging Solutions, LLC, all private medical device companies. He was an advisor to BCC from 1999 through December 2006. Dr. Stevens was formerly President and Chief Executive Officer of Deprenyl Animal Health, Inc., from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical development of Xanax® and Halcion®. Dr. Stevens received BS and DVM degrees from Washington State University and a PhD in Comparative Pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists.

        It is intended that votes will be cast pursuant to the enclosed proxy card for the election as directors of the foregoing nominees. All nominees have consented to serve as directors. If any nominee is not available as a candidate for election as a director at the annual meeting, the proxy holders will have the discretionary authority under the proxy to vote for the substitute nominee recommended by the existing directors. We presently know of no circumstance that would render any of the named nominees unavailable.

        Pursuant to our restated bylaws, shareholders seeking to nominate other candidates for election to the board of directors at the annual meeting must give written notice to our corporate secretary not less than 60 days or more than 90 days before the annual meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, as described under the heading "Director Nominations and Qualifications" below. If less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the annual meeting or the date public disclosure of the annual meeting was made. Our restated bylaws provide that no person will be elected a director unless nominated in accordance with the restated bylaws.

        Our board of directors recommends that shareholders vote FOR each of the director nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Independence

        The board of directors has determined that, with the exceptions of Drs. McMahon, Craves and Goldfischer and Mr. Martell, all of our current directors and director nominees are "independent directors" as defined in Rule 4200 of the Nasdaq Marketplace Rules.

Board Meetings and Attendance

        The board of directors met four times and held an additional nine telephone board meetings during 2007. Each board member attended 75% or more of the aggregate number of the meetings of the board and the committees on which he served. We do not have a specific policy regarding director attendance at the annual shareholders' meeting; however, all directors are encouraged to attend if available. Except for Mr. Basso, all of the director nominees recommended for election at the 2008 annual meeting of shareholders attended the 2007 annual meeting.

Board Committees; Shareholder Communications with the Board

        The board of directors has a standing audit committee, compensation committee, and nominating and corporate governance committee. The written charter of each committee is available on the "Investors—Corporate Governance" page of our web site at www.poniard.com. A description of the process for shareholders to send communications to the board or a particular director also is posted on our web site.

  Audit Committee

        The primary functions of the audit committee are to represent and assist the board of directors with the oversight of:

  •
  the integrity of the company's financial statements and internal controls;

  •
  the company's compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of the audit function by the independent auditor.

        The audit committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel, as it deems necessary to carry out its duties. The audit committee also is responsible for performing other related responsibilities set forth in its charter.

        The current members of the audit committee are Mr. Littauer, Dr. Stevens and Mr. Basso, with Mr. Littauer acting as chair. Mr. Martell served on the audit committee until prior to his appointment as president and chief operating officer of our company on May 7, 2007. Mr. Martell resigned from the committee on May 4, 2007, on which date Mr. Basso was appointed to the committee. Our board of directors has determined that each member of our audit committee is "independent" under applicable rules promulgated by the SEC and Nasdaq. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our board of directors has determined that both Messrs. Littauer and Basso meet the definition of "audit committee financial expert" under applicable SEC rules. The audit committee convened in person three times and held an additional five telephone meetings in 2007. The audit committee's report begins on page 32 of this proxy statement.

  Compensation Committee

        The primary function of the compensation committee is to discharge the responsibilities of the board of directors relating to the compensation of our chief executive officer and other executives, employees and non-employee directors and relating to our retirement, welfare and other benefit plans. The committee has the authority to delegate authority to subcommittees and, to the extent permitted by applicable law, regulations and listing standards, may delegate authority to one or more members of the board or company officers. The committee oversees our Amended and Restated 2004 Incentive Compensation Plan (the 2004 Plan) and any other compensation and stock-based plans. The compensation committee has established an equity awards subcommittee to administer 2004 Plan awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act) or whose compensation is subject to the compensation limits of Section 162(m) of the Internal Revenue Code (Code). The equity awards subcommittee is comprised of two compensation committee members who, in addition to being "independent" under applicable Nasdaq rules, also qualify as "outside directors" under Rule 16b-3 under the Exchange Act and as "outside directors" under Section 162(m) of the Code. The compensation committee, with board approval, has delegated to Dr. McMahon, as chief executive officer, and Ms. Loewy, as chief financial officer, authority to grant stock options under the 2004 Plan, within a percentage range and subject to a 60,000 share cap, to new employees who are not "officers" for purposes of Section 16 under the Exchange Act.

        The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. Mr. Martell served on the compensation committee until prior to his appointment as president and chief operating officer on May 7, 2007. Mr. Martell resigned from the committee on May 4, 2007, on which date Mr. Basso was appointed to the committee. Mr. Basso and Dr. Dickson serve as the compensation committee's equity awards subcommittee. Our board of directors has determined that each member of our compensation committee is "independent" under applicable Nasdaq rules. The compensation committee convened in person three times and held an additional six telephone meetings in 2007. The compensation committee's report is set out on page 17 of this proxy statement. Additional information on the committee's processes and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, are addressed in the Compensation Discussion and Analysis below.

  Nominating and Corporate Governance Committee

        The primary functions of the nominating and corporate governance committee are to:

  •
  identify individuals qualified to become members of our board of directors;

  •
  approve and recommend candidates to fill vacancies on, or to be elected to, the board;

  •
  develop, update as necessary, and recommend to the board corporate governance principles and policies applicable to our company; and

  •
  monitor compliance with such principles and policies.

        The nominating and corporate governance committee also recommends candidates for election as chief executive officer and other corporate officers, oversees succession planning for senior management and performs other related responsibilities set forth in its charter.

        The current members of the nominating and corporate governance committee are Drs. Dickson and Stevens and Mr. Basso, with Dr. Dickson acting as chair. Our board of directors has determined that each member of our nominating and corporate governance committee is "independent" under applicable Nasdaq rules. Dr. Craves served on our nominating and corporate governance committee until April 10, 2008, pursuant to an exemption available under the applicable Nasdaq rules. Our board of directors determined that Mr. Craves was not "independent" because he had received direct and indirect payments from the company in connection with our 2006 equity financing. The board, however, determined that the past payments received by Dr. Craves would not interfere with the exercise of Dr. Craves' independent judgment in carrying out his responsibilities as a member of the committee and that, due to his extensive professional contacts within the biotechnology and financial sectors and his extensive experience with the company, Dr. Craves' service on the committee was in the best interests of the company and our shareholders. Because he was not an "independent director," the available Nasdaq exemption limited Dr. Craves' service on our nominating and corporate governance committee to two years. Accordingly, on April 10, 2008, Dr. Craves stepped down from the committee and Mr. Basso was appointed to serve in his place. The nominating and corporate governance committee convened in person one time and held one additional telephone meetings during 2007.

Director Nominations and Qualifications

        The nominating and corporate governance committee will consider nominees for the board of directors recommended by shareholders with respect to elections to be held at an annual meeting, although the committee is not obligated to recommend such nominees to the board. In accordance with our restated bylaws, to nominate a director for election to the board of directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to our corporate secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 70 days' notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a shareholder's intention to nominate a director must include:

  •
  information regarding the shareholder making the nomination, including the shareholder's name and address and the number of shares of our stock beneficially owned by the shareholder;

  •
  the name and business address of the person being nominated, his or her biographical data and other relevant information, including that which would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person were to be nominated for election by the board of directors; and

  •
  the written consent of each such nominee to serve as a director if elected.

        The chairman of the board, other directors and executive officers also may recommend director nominees to the nominating and corporate governance committee. The committee will evaluate nominees recommended by shareholders using the same criteria that it uses to evaluate all other nominees. These criteria include the candidate's personal and professional ethics, training, experience, commitment, independence, diversity, industry knowledge and contacts and financial or accounting expertise, as well as other factors that are listed in the Director Selection Guidelines attached as an exhibit to the nominating and corporate governance committee charter. The committee has not in the past retained any third party to assist it in identifying candidates.

Code of Ethics and Code of Conduct

        We have adopted a Code of Ethics that applies to our chief executive officer, chief financial officer, principal accounting officer, controller or other senior accounting officers and a Code of Conduct that applies to all officers, directors and employees of our company. These codes are posted on our web site at www.poniard.com under the heading "Investors—Corporate Governance." We intend to satisfy the disclosure requirements regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our web site.

Compensation Committee Interlocks and Insider Participation

        The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. All members of our compensation committee are independent directors, and none of them are present or past employees of the company, except Mr. Littauer, who served the company in various management positions from 1987 to 1996. Mr. Martell served on the compensation committee until May 4, 2007, at which time Mr. Basso was appointed to serve on the committee. Mr. Martell was appointed to serve as our president and chief operating officer on May 7, 2007. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee.

Executive Officers of the Registrant

        Information with respect to our current executive officers, as designated by resolution of our board of directors on February 27, 2008, is set forth below.

Name	Age	Position with the Company
Gerald McMahon, PhD	53	Chairman, President and Chief Executive Officer
Ronald A. Martell	46	President and Chief Operating Officer
Caroline M. Loewy	42	Chief Financial Officer
Robert L. De Jager, M.D.	66	Chief Medical Officer

  Business Experience

        Gerald McMahon, PhD, was appointed Chief Executive Officer of the Company in May 2004 and Chairman of the Board of Directors in June 2004. Dr. McMahon served as our President from June 2005 to May 2007. Previously, he was President of SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel targeted small-molecule drugs. At SUGEN, Dr. McMahon played a key role in the discovery and development of several innovative cancer products, including Sutent®, a multi-targeted protein kinase inhibitor for the treatment of advanced cancers marketed by Pfizer Inc. SUGEN was acquired by Pharmacia Corp. in 1999, which subsequently was acquired by Pfizer in 2003. Prior to his role at SUGEN, which he joined in 1993, Dr. McMahon held several research and development management positions at Sandoz Pharmaceuticals (now Novartis), where his responsibilities included the establishment of external collaborations and the development of corporate alliances within the United States and Europe. Dr. McMahon has contributed to more than 100 scientific publications and was a Staff Scientist and Principal Investigator at the Massachusetts Institute of Technology and Tufts University School of Medicine early in his career. He holds a B.S. in Biology and a PhD in Biochemistry from Rensselaer Polytechnic Institute.

        Ronald A. Martell was appointed President and Chief Operating Officer in May 2007. He initially joined the Company's board of directors in June 2006. Mr. Martell served as Senior Vice President, Commercial Operation of Imclone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was been responsible for overseeing the company's sales, marketing, project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products.

        Caroline M. Loewy was appointed Chief Financial Officer in July 2006. She initially joined the Company in June 2006 as Executive Vice President of Strategic Planning. Ms. Loewy has served in a business and financial consulting capacity to biotechnology companies since 2004. Prior thereto, she was Executive Director, Equity Research at Morgan Stanley, Inc. from March 2000 to June 2004, where she covered large cap biotechnology stocks. Previously, she was with Prudential Securities, first as an associate capital goods analyst in San Francisco from 1993 to 1996 and then as a senior biotechnology analyst in New York from 1996 to 2000. Ms. Loewy holds an M.B.A. from Carnegie Mellon, Tepper School of Business and a BA in economics from the University of California, Berkeley.

        Robert L. De Jager, M.D. was appointed Chief Medical Officer in February 2008. Prior to joining the Company, Dr. De Jager served as Senior Vice President, Clinical Development and Chief Medical Officer of Kosan Biosciences Incorporated, a publicly held life biotechnology company, from November 2006 until November 2007, From November 2004 to May 2006, he served as Chief Medical Officer and Vice President, Clinical Research and Development at Conforma Therapeutics Corporation, a biotechnology company acquired by Biogen Idec Inc., and Senior Director, Oncology Research & Development of Biogen Idec from May 2006 to November 2006. From 2001 to November 2004, Dr. De Jager served as Vice President, Research & Development, Oncology and Internal Medicine at Daiichi Pharmaceutical Corporation and previously served as its Executive Director, Research and Development, Oncology and Senior Director, Research and Development, Oncology. Prior to joining Daiichi Pharmaceutical Corporation, Dr. De Jager served in various positions at Rgene Therapeutics, Inc., Perlmmune, Inc. (formerly Akzo-Organon Teknika/Biotechnology Research Institute), and Sanofi Research. Dr. De Jager has been a principal investigator and served on committees of many cancer organizations, including the European Organization for Research and Treatment of Cancer (EORTC), the Southeastern Cancer Study Group and the Eastern Cooperative Oncology Group. He earned his M. D. degree and his B.S. degree in premedical sciences from the Free University of Brussels in Belgium, and did postdoctoral training at Lenox Hill Hospital (internship), the Mayo Clinic (residency in internal medicine) and Memorial Sloan-Kettering Cancer Center (fellowship in medical oncology and clinical pharmacology).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        We are a biopharmaceutical company focused on the development and commercialization of cancer therapy products. We do not currently have any revenues from product sales, as our product candidates remain in the development stage. Our headquarters is located in South San Francisco, California, and we also maintain an office in Seattle, Washington. Additional information about our business and development programs is available at http://www.poniard.com.

  Objectives and Components

        Our compensation program for those executive officers named below in the Summary Compensation Table is designed to encourage, measure and reward efforts that we believe will build value in the company over the long-term. Until such time as we have revenues, we believe that the progress of our product candidates through the development process and progress toward obtaining United States and foreign marketing approvals are the best ways to create value for our shareholders and the best measures of our success.

        The components of our executive compensation program are:

  •
  base salaries;

  •
  annual incentives in the form of cash bonuses; and

  •
  long-term incentives in the form of stock option awards.

  Compensation Philosophy and Principles

        Our compensation philosophy is to motivate, measure and reward employees for performance that we believe will result in superior operational results and build long-term value for our shareholders. Our executive compensation program is designed to:

  •
  focus decision-making and behavior on long and near-term goals that are consistent with our overall business strategy;

  •
  reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities that link individual compensation to individual and corporate performance;

  •
  allow us to attract and retain employees with the skills critical to our long-term success; and

  •
  align management's financial interests with the interests of our shareholders.

        The design and ongoing administration of our overall compensation program for our named executive officers are guided by the following general principles and goals:

  •
  clear communication of desired behaviors and the use of incentive pay to reward the achievement of corporate performance goals;

  •
  maintenance of total compensation at market competitive levels;

  •
  provision of a range of compensation opportunities based on performance; and

  •
  provision of opportunities to participate in shareholder value creation.

  Total Compensation

        Our total compensation program is designed to encourage and reward performance and to recruit and retain employees. We have included three components in our compensation structure—base salaries, cash bonuses and stock option grants—to be competitive with other companies in our industry. We do not focus on the total value of these three components of compensation when we benchmark our compensation with other companies. Instead, we believe it is more appropriate to benchmark the three components individually in light of their different properties and level of risk. For a development-stage company such as ours, stock options are highly speculative and are not likely to maintain value unless our product candidates ultimately reach the market and generate sales and profits. Cash incentive bonuses are only paid when certain performance goals are met and thus also are uncertain. Our goal is to be competitive in each of the three components of our total compensation program. The amount of each component is influenced by the executive's level of responsibility and role at the company and industry surveys. In general, we try to position executive compensation at the median for each component.

        The compensation committee of our board of directors reviews our executive compensation program to evaluate its competitiveness and consistency with our overall compensation philosophy. During 2006 and 2007, the committee retained AON Radford Consulting, or Radford, to review and analyze compensation arrangements for our chief executive officer and other executives and our current equity programs relative to market. In completing its assessment, Radford reviewed our executive compensation data against that of 25 U.S. based biotechnology companies having a market capitalization between $88.2 million and $289.7 million, generating limited revenues from product sales and having between 13 and 370 employees. This peer group, which was approved by our compensation committee and management, was comprised of the following companies:

• • • • • • • • • •	Antigenics Inc. Avigen, Inc. Cell Therapeutics, Inc. Cerus Corporation Cytokinetics, Inc. Dendreon Corporation Dynavax Technologies Corporation EntreMed, Inc. Favrille, Inc. Hana Biosciences, Inc.	• • • • • • • •	ImmunoGen, Inc. Immunomedics, Inc. Kosan Biosciences Incorporated La Jolla Pharmaceuticals Company NeoPharm, Inc. Pharmacyclics Seattle Genetics, Inc. SGX Pharmaceuticals, Inc.	• • • • • • •	Sonus Pharmaceuticals Spectrum Pharmaceuticals, Inc. StemCells, Inc. Sunesis Pharmaceuticals, Inc. SuperGen, Inc. Titan Pharmaceuticals, Inc. Vion Pharmaceuticals, Inc.

        Based on the peer group compensation data collected in the Radford "CEO Compensation Assessment" dated May 15, 2006 and the Radford "2006 Executive Compensation Review" dated July 26, 2006, including supplements to those reports, our compensation committee targeted executive annual base salaries to the peer group 50th - 75th percentile and each of annual incentive awards and long-term compensation to the peer group 50th percentile. We believe that these compensation targets are consistent with our goal of providing competitive executive compensation packages while conserving our resources and creating incentives for and rewarding the attainment of corporate operational and strategic goals. The compensation committee utilized the data in these Radford studies, as well as The Radford Global Life Sciences Survey, 2006 Executive Survey Totals, to evaluate the competitiveness of the components of 2007 executive compensation, as well as to determine total compensation for new executives joining the company and to determine long-term incentive awards granted to executives during 2007.

        Base Salaries.    Base salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent that we need to run our business. Salaries provide a consistent cash flow to employees, assuming acceptable levels of performance and ongoing employment.

        Our goal is to establish base salary levels for our executives and other employees that are consistent with those of biotechnology companies of a similar size and at a similar stage of development. We believe that this strategy is important to enable us to compete for and retain qualified executives in a highly competitive environment.

        We establish each executive officer's annual base salary based on:

  •
  an objective evaluation of salaries of individuals in similar positions within companies in the biotechnology industry that are of a similar size and stage of development, including the peer group data in the Radford "CEO Compensation Assessment," the Radford "2006 Executive Compensation Review," described above, and The Radford Global Life Sciences Survey, 2006 Executive Survey Totals; and

  •
  a subjective evaluation of the executive's experience, responsibilities within the company, and performance in achieving specific corporate objectives.

        We initially target base salaries at the median base salary level for executives in similar positions within the biotechnology industry, targeting the 50th - 75th percentile range of executive base salaries in our peer group. We then adjust each executive's salary either up or down from that midpoint based on the executive's individual's experience and scope of responsibilities. Each executive is reviewed and evaluated for potential adjustments to his or her base salary annually.

        Annual base salary reviews for all executive officers are conducted in conjunction with our company-wide employee performance evaluation process. Base salaries for the executive officers named in the Summary Compensation Table were increased by 5.5% in 2007, based on the increased cost of living. This is consistent with the level of annual cost of living increases provided by similar companies in the biotechnology industry, as reflected in industry surveys reviewed by the compensation committee. The base salary of Mr. Martell, who joined the company during 2007, was determined based on data in the Radford studies, including the "Radford 2006 Executive Compensation Review" and the "2006 Radford Biotechnology Survey," with the goal of providing base salary sufficiently competitive to attract him to our company. The compensation committee also utilized the Radford studies to evaluate previously established executive base salaries. Based on this evaluation, the compensation committee determined that, for 2007, no additional adjustments should be made to the annual base salaries of executives other than those adjustments based on cost of living increases and, for Ms. Loewy, an increase due to her increased responsibilities and performance. None of our executive officers is a party to any agreement with the company requiring the payment of a minimum amount of annual base salary. However, in the event of a reduction in salary, an executive officer may be entitled to terminate employment and receive certain benefits described in the section below entitled "Potential Payments Upon Termination or Change of Control."

        Annual Incentive Awards.    Our annual incentive awards are designed to encourage executives to focus on achieving important near-term company-wide goals in a timely manner. As part of our process of establishing our operating plan for each coming year, the executive officers identify the corporate goals important to building our value and advancing our long-term business objectives. These corporate goals are then submitted to the compensation committee and the board of directors for approval.

        Along with our other employees, executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the extent of accomplishment of these predetermined annual corporate goals. For 2007, we identified specific corporate goals in the following general areas:

  •
  enrollment during 2007 of patients in Phase III trial of picoplatin in small cell lung cancer, Phase II trial of picoplatin in colorectal and prostate cancer, and Phase I trial of oral picoplatin;

  •
  raise sufficient capital to provide operating capital until first quarter 2009; and

  •
  manage the company within the 2007 approved budget.

        The compensation committee assigned a relative weight to each of the corporate goals identified above in formulating annual incentive awards paid to each executive, which relative weights were 70%, 20% and 10%, respectively. The amount of each executive's annual incentive award is determined based on the compensation committee's assessment of actual company performance versus these corporate goals. Based on this assessment, the compensation committee determines and approves the incentive amounts to be paid to each executive officer.

        For 2007, the compensation committee established the following percentages of annual base salary as the maximum payout amounts for annual incentive awards to the executive officers named in the Summary Compensation Table:

  •
  Dr. McMahon: 50%

  •
  Mr. Martell: 35%

  •
  Ms. Loewy: 30%

  •
  Dr. Karlin: 25%

  •
  Ms. Wight: 20%

        The foregoing maximum payout amounts are applied to each executive's annual base salary in effect at the end of the year and, for 2007, were determined by the compensation committee based on generally available industry surveys, including the BioWorld 2006 Compensation Report. The compensation committee used data presented in the Radford "CEO Compensation Assessment" and the Radford "2006 Executive Compensation Review," as well as The Radford Global Life Sciences Survey, 2006 Executive Survey Totals, to evaluate the 2007 payout levels and determined that the current levels are competitive.

        In cases in which the compensation committee determines that all of the corporate goals have been met, the executives will receive 100% of their maximum payout amounts. If all of the corporate goals have not been met, a percentage below 100% of the maximum payout amount is awarded. In addition, the compensation committee retains general discretion to take into account additional corporate accomplishments in assessing achievement of annual corporate goals.

        In 2007, we met a major portion of our predetermined 2007 annual corporate goals. The most heavily weighted corporate goals related to the clinical development of picoplatin. Our colorectal and prostate cancer Phase I trials enrolled on schedule. We began Phase II trials in both indications, and completed enrollment of the Phase II trial in prostate cancer. We had positive initial data from our Phase I trial of oral picoplatin. We also were able to complete a successful $75 million financing to fund operations through at least the second quarter of 2009. However, our Phase III trial of picoplatin in small cell lung cancer, while making good progress, advanced more slowly than projected. Consequently, the compensation committee concluded that, on balance, our 2007 performance was strong, the overall level of achievement of corporate goals was 80% and 2007 annual incentive awards therefore would equal 80% of each executive officer's maximum payout amount. Mr. Martell's annual incentive payment was prorated from the commencement date of his employment with the company in 2007.

        Long-Term Incentives.    Our long-term incentives consist solely of stock option awards under our Amended and Restated 2004 Incentive Compensation Plan, or the 2004 Plan, and are an important element of our compensation program. We believe that stock options are an effective way to emphasize long-term company performance and to reward our executives and other employees for value creation on the same basis as our shareholders. Therefore, a substantial portion of each named executive officer's compensation is in the form of equity awards.

        Pursuant to our 2004 Plan, each executive officer typically receives a sizable grant at the time he or she joins the company or receives a significant promotion. In addition, our executive officers and other employees receive annual option awards under the 2004 Plan. In establishing the size of these awards, the executive's level of responsibility, as well as competitive factors in our industry, are considered. The equity awards subcommittee of our board compensation committee establishes the level of new hire, promotion-related, and annual stock option awards targeted at the median levels set out in generally available industry surveys and set out for our peer group in the Radford "CEO Compensation Assessment" and the Radford "2006 Executive Compensation Review." In addition, during 2006, the compensation committee requested Radford's assistance to determine executive equity grants for 2007 and for subsequent years. Radford prepared a written recommendation based on our peer group (adjusted for certain companies who had since been acquired or otherwise undergone a corporate transaction or had a significant change in business status) on which grants made to our named executive officers in 2007 were based. In making such grants, the equity awards subcommittee targeted the median number of option awards in order to be competitive in attracting and retaining employees, while limiting the potential dilution to our shareholders.

        The equity awards subcommittee of our board compensation committee approves all stock option awards to executive officers. Annual stock option grants are awarded around year-end. These options vest based on our standard 48-month vesting period for annual option grants detailed below. For executive officers who are hired during the year, the equity awards subcommittee approves the issuance of stock options in connection with the board's appointment of the executive as of the executive's start date. In determining the number of options to be granted to new hires, we initially target the 50th percentile level of options held by executives in similar positions at companies of similar size and stage of development within the biotechnology industry. We then adjust each executive's option award either up or down from that midpoint based on the executive's experience and scope of responsibilities. The new hire options granted to Mr. Martell were calculated utilizing this process and were in the 50th - 75th percentile based on the Radford "2006 Executive Compensation Review." The options vest based on our standard 48-month vesting period for new-hire options, detailed below. Any promotions of executive officers would be treated similarly, with the equity awards subcommittee awarding the stock option to the executive as of the date of the promotion. However, there were no promotions of executives during 2007.

        Stock options awarded to executives have an exercise price equal to the closing sale price of our common stock on the date of grant. We issue stock options at 100% of the fair market value on the date of grant to assure that executives will receive a benefit only when the stock price increases. Each stock option awarded to newly hired executive officers vests over a 48-month period, with no options vesting until the executive has worked for the company for one full year, at which time 25% of the award vests. The balance of the option vests monthly over the remaining 36 months of the vesting period. Annual and promotion-related stock awards vest monthly over a 48-month period, if the employee has worked for the company for a year or more. If the employee has not yet been with the company for one year, the option vests monthly over a 48-month period, except vesting in the first year is not credited until the employee has been with the company for one year. These vesting schedules are consistent with those found in the Radford surveys of similar companies in the biotechnology industry. We believe that the relatively long duration of the vesting period helps focus management on the long-term performance of the company. All stock options granted to executive officers have a maximum term of ten years.

        In May 2007, in addition to the annual option awards described above, we granted to each named executive officer, other than Mr. Martell, a special stock option award. These special awards were intended to increase the executives' long-term incentives following the significant financing completed during April 2007. The change in capital structure of the company following our $75 million equity financing in April 2007 resulted in significant dilution of the option ownership of the executive officers due to an approximately 50% increase in the total number of shares outstanding, and placed the executives' level of option ownership below the peer group 50th percentile for equity interest found by Radford in its "CEO Compensation Assessment" and "2006 Executive Compensation Review." The equity awards subcommittee approved option awards to executives to bring their option ownership holdings in line with the peer group 50th - 75th percentile level, as set out in the foregoing Radford studies. As with all of our stock options, these special option awards were priced at 100% of fair market value on the date of grant. The special options awarded vest in equal monthly installments over the first four years from the date of grant, except for the option grant awarded to our CEO, Dr. McMahon, which vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. The equity awards subcommittee adopted this longer vesting period to reinforce the long-term nature of these incentives. Any portion of the special option awards subject to the seven-year vesting period may be accelerated, up to 25% in each year, to the extent of the company's actual achievement of the annual performance goals established under our annual incentive program, at the discretion of the equity awards subcommittee. We believe that allowing the discretionary vesting of these stock options is consistent with our goal of providing incentives to build value and advance our long-term business objectives. The special option awards granted in 2007 to the executives named in the Summary Compensation Table are reflected in the table below entitled "Grants of Plan Based Awards" and the related compensation costs are disclosed in the Summary Compensation Table.

        In September 2006, the Equity Awards Subcommittee of the Board approved certain option grants to executives that vested 50% in equal monthly installments over four years from the date of grant and 50% on the seven-year anniversary of the date of grant, subject to acceleration, of up to 25% of such portion of the option, in the event of achievement of the company's performance goals established under the annual incentive bonus program. Since the overall level of achievement of corporate goals in 2006 was 80%, each such option was accelerated in 2007 as to 10% of the total shares subject to the option. Similarly, effective in 2008, each such option has been accelerated as to 10% of the total shares subject to the options since performance goals for 2007 were also achieved at the 80% level.

        Other Benefits.    All of our salaried employees, including our executive officers, are eligible to participate in our 401(k) defined contribution plan. At our discretion, we may contribute to each participant a matching contribution equal to 5% of the participant's compensation that has been contributed to the plan, up to a maximum matching contribution of $500. As reflected in the Summary Compensation Table below, in 2007, all of the named executive officers, except Mr. Martell, participated in our 401(k) plan and received matching contributions. We also provide all employees with health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays. These benefits are typical within our industry, are designed to be competitive with overall market practices, and are in place to attract and retain the executives and other employees needed to operate our business.

        We strive to focus our resources on the development of our product candidates. Accordingly, our executive officers do not receive any material perquisites.

  Supplementary Compensation Policies

        We have adopted several additional policies designed to ensure that our overall executive compensation structure is responsive to shareholder interests and competitive with other companies in our industry. Specific policies include:

        Limitations on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code, or the Code, generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers, including the executive officers named in the Summary Compensation Table, to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We believe that the compensation for our executives, including stock options awarded under our 2004 Plan, qualifies for the exception. In 2007, compensation to our chief executive officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m), and we expect the same to be true for 2008. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we believe that doing so is in the best interests of the company and our shareholders.

        Severance and Change of Control Agreements.    All of our executive officers are parties to standard form executive severance and change of control agreements. During February 2008, the board and the compensation committee completed a review of its executive severance and change of control agreements relative to market survey data provided by Radford. Based on such review, no benefit changes were approved to the executive severance agreements, except to bring such agreements into compliance with, or to qualify for exemption from, Section 409A of the Code. However, the compensation committee amended the form executive change of control agreements to increase certain benefits payable thereunder to be consistent with current industry practice. For example, Dr. McMahon's severance payment following certain terminations of employment after a change of control was increased from one times base salary to two times base salary and other executives' severance payments were increased from 50% of base salary to one times base salary. Adjustments were also made to performance bonus opportunities. Prior to amendment, executives were eligible to receive an amount equal to 50% of the annual bonus that would have been paid but for the termination of employment following a change of control or, if greater, the percentage of annual bonus accrued through the date of termination. Following amendment of the change of control agreements, executives are eligible for the annual performance bonus, prorated for the number of days served during the year of termination, as well as a severance payment equal to one times the annual performance bonus. We believe that these agreements and their terms, as amended, are customary in the industry and necessary to attract and retain qualified, experienced executive personnel. These agreements and the potential amounts payable under them to the executives named in the Summary Compensation Table are described in the section below entitled "Potential Payments Upon Termination or Change of Control."

Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis above with management, and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007, and in our proxy statement for the 2008 annual meeting of shareholders.

Submitted by the compensation committee of the board of directors:

Nicholas J. Simon, Chairman Robert M. Littauer E. Rolland Dickson Robert S. Basso

2007 SUMMARY COMPENSATION TABLE

        The following table sets forth all compensation earned by each of the named executive officers for the 2007 and 2006 fiscal years. The named executive officers are the principal executive officer, the principal financial officer and the three other most highly compensated officers who were serving as executive officers at December 31, 2007. Columns required by SEC rules are omitted in this table and the tables following it where there is no amount to report.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Gerald McMahon, Ph.D., Chairman, Chief Executive Officer	2007 2006	417,006 400,977	0 20,000		1,335,012 598,527	166,804 160,389	500 500		1,919,322 1,180,393
Ronald A. Martell, President & Chief Operating Officer(5)	2007	208,615	35,000	(6)	613,127	58,703	117,543	(7)	1,032,988
Caroline M. Loewy, Chief Financial Officer	2007 2006	279,574 130,769	0 0		461,819 114,417	67,098 26,154	500 500		808,991 271,840
David A. Karlin, M.D., Senior Vice President, Clinical Development & Regulatory Affairs	2007 2006	285,272 270,404	25,000 20,000	(8)	520,574 72,081	57,054 54,080	500 500		888,400 417,065
Anna L. Wight, JD, Vice President, Legal	2007 2006	249,952 236,925	0 20,000		333,739 97,038	39,992 37,908	500 500		624,183 392,371

(1)
The amounts reported in the Salary column represent the dollar amount of base salary earned by each named executive officer in 2007 and 2006.

(2)
The amounts reported in the Option Awards column represent the dollar amount recognized as stock-based compensation expense in the year indicated for financial reporting purposes, related to stock options granted to each named executive officer in the year indicated and years prior to such year, excluding any reduction for estimated forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). See Note 3, "Stock-Based Compensation," of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in determining such amounts.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts of annual incentive bonus awards earned by the executive in the year indicated, but paid in the following year. The incentive bonus earned by Mr. Martell is prorated for the eight-month period of fiscal 2007 during which he served as an executive officer.

(4)
The amounts reported in the All Other Compensation column represent company contributions to our 401(k) plan, except for Mr. Martell.

(5)
Mr. Martell joined the company as president and chief operating officer on May 7, 2007. Mr. Martell also serves on the board of directors, which he joined in June 2006.

(6)
This amount represents the signing bonus paid to Mr. Martell upon joining the company as president and chief operating officer on May 7, 2007.

(7)
This amount reflects payments to Mr. Martell to reimburse him for moving costs ($65,413), including tax reimbursements ($52,130).

(8)
This amount represents a bonus paid to Dr. Karlin in connection with his efforts related to the company's clinical trials.

GRANTS OF PLAN-BASED AWARDS—2007

        The following table provides information regarding equity and non-equity awards granted to each of the named executive officers in 2007.

						All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Sh)(3)
								Grant Date Fair Value of Option Awards ($)(4)
Name	Grant Date		Threshold ($)(2)	Target ($)	Maximum ($)
Gerald McMahon	2/7/2007 5/31/2007	(5) (6)		208,503	208,503	157,500 300,000	5.98 8.14	939,929 1,816,635
Ronald A. Martell	5/7/2007	(7)		73,015	73,015	800,000	6.87	4,737,194
Caroline M. Loewy	2/7/2007 5/31/2007	(5) (5)		83,872	83,872	35,000 60,000	5.98 8.14	208,873 347,298
David A. Karlin	2/7/2007 5/31/2007	(5) (5)		71,318	71,318	30,000 65,000	5.98 8.14	179,034 376,240
Anna L. Wight	2/7/2007 5/31/2007	(5) (5)		49,990	49,990	20,000 60,000	5.98 8.14	119,356 347,298

(1)
The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column reflect the payout levels for annual incentive bonus awards described in the Compensation Disclosure and Analysis. The target amount shown is a percent of 2007 annual base salary as follows: Dr. McMahon: 50%; Mr. Martell: 35%; Ms. Loewy: 30%; Dr. Karlin: 25%; and Ms. Wight: 20%. The minimum pay out level is 0% of the target amount shown. The maximum payout level is 100% of the target amount. Our annual incentive awards program is described in more detail in the Compensation Discussion and Analysis above.

(2)
Because the lowest possible payment is $0, no threshold payout amount is indicated.

(3)
The exercise price of the options is equal to the closing sale price of our common stock on the grant date as reported on The Nasdaq Global Market.

(4)
The amount reported represents the full grant date fair value of the options granted to each named executive officer in 2007, determined in accordance with SFAS 123R. See Note 3, "Stock-Based Compensation," of the notes to consolidated financial statements of the company set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such fair value.

(5)
The option shown has a ten-year term and vests in equal monthly installments over the four years following the date of grant.

(6)
The option shown has a ten year term and vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option is subject to accelerated vesting, of up to 25% in each year, to the extent of the company's actual achievement of the annual performance goals established under the annual incentive bonus program, in the discretion of the equity awards subcommittee of our board of directors.

(7)
The option shown was granted when Mr. Martell joined the company in May 2007, has a term of ten years and vests 25% one year after the date of grant and thereafter in equal monthly installments over the next three years.

        A portion of the options awarded to Dr. McMahon, Ms. Loewy, Dr. Karlin and Ms. Wight in 2006, and reported in the Grants of Plan-Based Awards table in our 2007 proxy statement, were subject to shareholder approval of an amendment to increase the number of shares authorized for issuance under our 2004 Plan. Shareholders approved this amendment to the 2004 Plan at our 2007 annual meeting on June 14, 2007. The total grant date fair value for these options was determined on the approval date, June 14, 2007, and totaled $4,112,916.

        Employment Letter with Dr. McMahon.    We entered into an employment letter with Dr. McMahon on April 26, 2004. Under that employment letter, we agreed that Dr. McMahon will serve as our chief executive officer, commencing on May 11, 2004. The employment letter sets Dr. McMahon's annualized base salary at $375,000 per year (including for services as a member of the board), subject to increase or decrease in the board's discretion, and provides for cash bonuses of up to 50% of Dr. McMahon's annual base salary, at the discretion of the board. Pursuant to the employment letter, Dr. McMahon received a stock option to purchase 91,666 shares of our company's common stock at an exercise price of $15.00, which option vests 25% at the end of one year from date of grant and thereafter in equal monthly installments over the next three years and expires ten years from the date of grant. The employment letter provides for accrued vacation of four weeks per year and fringe benefits comparable to those payable to our other senior executives. The employment letter further contains nonsolicitation and noncompetition provisions that are effective during the term of Dr. McMahon's employment and for one year thereafter. The term of the employment letter is four years (until May 11, 2008), subject to earlier termination by either party upon 30 days' prior written notice. The severance and change of control agreements described under the heading "Potential Payments Upon Termination or Change of Control" below provide for certain termination benefits in the event that Dr. McMahon's employment is terminated by us without cause or by him with good reason before or after a change of control of the company.

        Salary and Cash Incentive Awards in Proportion to Total Compensation.    As discussed in the Compensation Discussion and Analysis, we believe that a substantial portion of each named executive officer's compensation should be in the form of equity awards. The following table sets forth the percentage of each named executive officer's total compensation we paid in the form of base salary and cash incentive awards for fiscal 2007.

Name	Percentage of Total Cash Compensation
Gerald McMahon	30%
Ronald A. Martell	41%
Caroline M. Loewy	43%
David A. Karlin	41%
Anna L. Wight	47%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

        The following table provides information relating to holdings of unexercised stock options by the named executive officers as of December 31, 2007. Options granted in 2007 also are disclosed in the Grants of Plan-Based Awards Table and the related compensation costs are disclosed in the Summary Compensation Table.

	Option Awards
			Number of Securities Underlying Unexercised Options (#)(1)
Name					Option Exercise Price ($)	Option Expiration Date(2)
	Grant Date		Exercisable	Unexercisable
Gerald McMahon	5/18/2004 1/24/2005 4/26/2006 6/16/2006 6/16/2006 9/13/2006 2/7/2007 5/31/2007	(3) (5) (6)	82,119 24,305 34,723 31,251 33,333 72,878 32,812 21,875	9,547 9,027 48,610 52,082 133,334 211,522 124,688 278,125	15.00 12.90 7.50 6.48 6.48 3.66 5.98 8.14	5/18/2014 1/24/2015 4/29/2016 6/16/2016 6/16/2016 9/13/2016 2/7/2017 5/31/2017
Ronald A. Martell	6/26/2006 5/4/2007	(4)	4,167 —	4,166 800,000	6.00 6.87	6/26/2016 6/14/2017
Caroline M. Loewy	8/27/2004 6/23/2006 9/13/2006 2/7/2007 5/31/2007	(4) (5)	8,333 37,499 34,668 7,292 14,531	— 62,501 93,865 27,708 45,469	13.44 6.00 3.66 5.98 8.14	8/27/2014 6/23/2016 9/13/2016 2/7/2017 5/31/2017
David A. Karlin	7/1/2005 4/29/2006 9/13/2006 2/7/2007 5/31/2007	(5)	25,173 17,362 37,208 6,250 8,125	16,493 24,304 107,992 23,750 56,875	3.72 7.50 3.66 5.98 8.14	7/1/2015 4/29/2016 9/13/2016 2/7/2017 5/31/2017
Anna L. Wight	12/15/1998 5/24/2000 5/22/2001 5/1/2002 1/30/2003 5/8/2003 5/18/2004 3/9/2005 4/29/2006 9/13/2006 2/7/2007 5/31/2007	(5)	712 2,500 2,500 9,999 18,332 6,666 5,972 4,583 17,362 24,618 4,167 8,750	— — — — — — 694 2,082 24,304 68,490 15,833 51,250	7.50 84.38 35.64 16.80 2.82 16.14 15.00 7.44 7.50 3.66 5.98 8.14	12/15/2008 5/24/2010 5/22/2011 5/1/2012 1/30/2013 5/8/2013 5/18/2014 3/9/2015 4/29/2016 9/13/2016 2/7/2017 5/31/2017

(1)
Unless otherwise noted, the options listed in this column vest in equal monthly installments over four years from the date of grant.

(2)
All options expire ten years from the date of grant.

(3)
The option vests on the seven-year anniversary of the date of grant, subject to accelerated vesting, of up to 25% in each year, to the extent Dr. McMahon achieves the performance goals established under the annual incentive bonus program, in the discretion of the equity awards subcommittee of our board of directors. As a result of achievement of performance goals, the option has been accelerated as to 20,000 shares in 2007 only.

(4)
The option vests 25% one year after the date of grant and thereafter in equal monthly installments over the next three years.

(5)
The option vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option granted to each executive is subject to accelerated vesting, of up to 25% in each year, to the extent of the company's actual achievement of the annual performance goals established under the annual incentive bonus program, in the discretion of the equity awards subcommittee of our board of directors. As a result of achievement of performance goals, the second 50% of the option has been accelerated in 2007 as to 28,440 shares for Dr. McMahon, 12,853 shares for Ms. Loewy, 14, 520 shares for Dr. Karlin and 9,311 shares for Ms. Wight.

(6)
The option vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option is subject to accelerated vesting, of up to 25% in each year, to the extent of the company's actual achievement of the annual performance goals established under the annual incentive bonus program, in the discretion of the equity awards subcommittee of our board of directors.

Option Exercises in 2007

        None of the named executive officers exercised any stock options during 2007.

Pension Benefits

        We do not provide pension arrangements or post-retirement health coverage for our executive employees. Our executive officers are eligible to participate in our 401(k) defined contribution plan. At our discretion, we may contribute to each participant a matching contribution equal to 5% of the participant's compensation that has been contributed to the plan, up to a maximum matching contribution of $500.

Potential Payments Upon Termination or Change of Control

        All of the named executive officers are parties to standard form executive severance and change of control agreements. The information below describes and quantifies certain compensation that would become payable under these agreements if the named executive officer's employment had been terminated on December 31, 2007, based on the named executive officers' compensation and service levels as of such date, and if applicable, based on the company's closing stock price on December 31, 2007 (the last trading day of fiscal 2007). Payments and benefits payable under the executive severance and change of control agreements are in addition to benefits paid generally to salaried employees of the company, including distributions under the company's 401(k) plan and accrued salary and vacation pay. The named executive officers are not entitled to any potential payments or benefits not otherwise available generally to salaried employees of the company in the event of termination of employment by the company for cause or by the executive without good reason or due to retirement. The executive change of control agreements were amended in March 2008, and the change of control disclosures below describe compensation payable under the agreements as amended. The executive severance agreements were also amended in March 2008 for 409A tax compliance reasons; no amendments were made that otherwise affected compensation payable under those agreements. As discussed in the Compensation Discussion and Analysis, during 2007, the compensation committee evaluated its executive severance and change of control agreements based on market data provided from its independent consultant. Based on such recommendations, benefits payable under severance agreements were not changed in 2007, but some benefits payable under change of control agreements were amended as described below. Amendments made to the change of control agreements are described in more detail in the Compensation Discussion and Analysis above.

  Executive Severance Agreements

        Termination by the Company without Cause or by the Executive for Good Reason Absent a Change of Control.    The executive severance agreements of Mr. Martell, Ms. Loewy, Dr. Karlin and Ms. Wight each provides that, if the executive is terminated without cause, or if the executive resigns for good reason, he or she is entitled to receive severance pay equal to 75% of current annual base salary, up to nine months' medical and dental insurance benefits and, if applicable, reimbursement of excise taxes. Cash severance payments are in the form of salary continuation, payable at normal payroll intervals during the nine months following the date of termination. Each of these severance agreements runs for an initial term of one year and renews automatically for successive one-year periods unless either party gives nine months' prior notice of non-renewal. Dr. McMahon's executive severance agreement provides for a severance payment equal to 100% of current annual base salary, payable in the form of salary continuation for one year following the date of termination, up to one year's medical and dental insurance benefits and, if applicable, reimbursement of excise taxes. Dr. McMahon's severance agreement runs for an initial term of four years and renews automatically for successive two-year periods unless either party gives 90 days' prior notice of non-renewal. In all cases, as a condition to receiving any severance payment, each executive must execute a general release of claims against the company in a form satisfactory to the company in its sole discretion. To the extent that severance payments and benefits under the change of control agreements described below are payable to the named executive officer, no payments will be made to such executive under his or her executive severance agreement.

        The executive severance agreements define "cause" as: a clear refusal to carry out any of the executive's material lawful duties; a persistent failure to carry out any of the executive's lawful duties after reasonable notice and an opportunity to correct the failure; violation by the executive of a state or federal criminal law involving a crime against the company or any other crime involving moral turpitude; the executive's current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; or any incident materially compromising the executive's reputation or ability to represent the company with the public. "Good reason" includes a reduction of the executive's annual base salary below the level in effect on the date of the agreement, regardless of any change in the executive's duties; the assignment of the executive to any duties inconsistent with or resulting in a diminution of the executive's position, duties or responsibilities (excluding actions of the company not taken in bad faith and promptly remedied); requiring the executive to be based at any office or location more than a designated number of miles from the city in which the executive currently is employed; or the company's failure to properly assign the executive severance agreement to a successor entity.

        The estimated values of severance and other benefits payable to each named executive officer, based on a hypothetical termination of employment by the company without cause or by the executive with good reason on December 31, 2007, in circumstances in which there is no change of control (as defined below) of the company, are set forth in the following table:

Name	Estimated value of cash severance payments ($)	Estimated value of continued medical and dental benefits ($)	Total ($)
Gerald McMahon	411,011	17,813	428,824
Ronald A. Martell	240,000	13,360	253,360
Caroline M. Loewy	209,681	13,360	223,041
David A. Karlin	213,954	11,358	225,312
Anna L. Wight	187,465	13,360	200,824

        Termination due to Death or Total Disability Absent a Change of Control.    The executive severance agreement and the executive's employment terminate automatically upon the death or total disability of the executive. "Total disability" is defined as the named executive officer's inability to perform his or her essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond the executive's control, unless the executive is granted a leave of absence by our board of directors. If the executive's employment is terminated by reason of death or total disability during the term of the severance agreement, the executive or his or her legal representative is entitled to receive continued medical and dental insurance benefits for up to nine months in the cases of Ms. Loewy, Dr. Karlin and Ms. Wight and for up to one year in the case of Dr. McMahon. The estimated values of these benefits are reflected in the preceding table.

  Change of Control Agreements and 2004 Plan Change of Control Provisions

        Termination by the Company without Cause or by the Executive for Good Reason Following a Change of Control.    The change of control agreements, as amended in March 2008, provide each of the named executive officers with termination compensation if, within two years following a change of control of the company, the executive's employment with the company or an affiliated company is terminated without cause or the executive terminates his or her employment for good reason. In such case, each named executive officer, other than Dr. McMahon, is entitled to receive an amount equal to the annual performance bonus (prorated for the number of days served during the year of termination); twelve months of medical and dental insurance benefits; severance pay equal to one times the annual performance bonus and one times annual base salary; and full acceleration of stock option vesting. Dr. McMahon is entitled to the annual performance bonus (prorated for the number of days served during the year of termination); eighteen months of medical and dental insurance benefits; severance pay equal to one times the annual performance bonus and two times annual base salary; and full acceleration of stock option vesting.

        All cash amounts are payable in a lump sum within ten working days of the date of termination. Sums payable with respect to an annual performance bonus are based on the average bonus paid or payable during the three fiscal years (or any shorter period of employment) immediately preceding the year in which the change of control occurs. Under the terms of our 2004 Plan, all vested stock options expire three months after the date of termination of service. The change of control agreements also provide for reimbursement of any excise taxes payable by the executive as a consequence of the payments or benefits received under the change of control agreement or any benefit plan of the company.

        A "change of control" under the agreements is deemed to occur upon shareholder approval of certain mergers, consolidations or reorganizations of the company, the liquidation or dissolution of the company, or the sale of all or substantially all of the assets of the company; acquisition of beneficial ownership of 20% or more of the outstanding common stock or voting power of the company by a person or group of related persons, if such acquisition is not approved in advance by a majority of the incumbent directors; acquisition of beneficial ownership of 33% or more of the outstanding common stock or voting power of the company by a person or group of related persons, if such acquisition is approved in advance by a majority of the incumbent directors; or the failure of incumbent board members (or persons nominated or appointed by incumbent board members) to hold a majority of the seats on the company's board of directors. The definitions of "cause" and "good reason" under the change of control agreements are substantially the same as those in the executive severance agreements described above. Each change of control agreement, as amended, runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 90 days' prior written notice of non-renewal, except that Dr. McMahon's amended change of control agreement has an initial two-year term and renews for successive two-year periods. If a change of control occurs, each agreement automatically renews and runs for a period of two additional years.

        2004 Plan.    In addition to the change of control agreements, the 2004 Plan provides for accelerated vesting of options upon a change of control, which is defined in the 2004 Plan as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the company as a result of which shareholders of the company receive cash, stock or other property in exchange for or in connection with their shares of common stock. No acceleration occurs under the 2004 Plan in a merger in which the holders of common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation after the merger, a reincorporation or the creation of a holding company.

        The estimated values of severance and other benefits payable to each named executive officer, based on a hypothetical termination of employment by the company without cause or by the executive with good reason on December 31, 2007 following a change of control of the company, are set forth in the following table. The values reported assume that the change of control occurred pursuant to the change of control agreements, as amended in March 2008, but use salary, bonus and service levels in effect for the named executive officers as of December 31, 2007. The following table also sets forth the incremental value of accelerated vesting that may occur under the 2004 Plan in the event of a change of control (as defined for purposes of the 2004 Plan):

Name	Estimated value of cash severance payments ($)	Estimated value of continued medical and dental benefits ($)	Estimated incremental value of accelerated vesting of stock options ($)(1)		Potential excise tax liability reimbursable by the company ($)(2)	Total ($)
Gerald McMahon	1,027,528	26,719	158,642		0	1,212,889
Ronald A. Martell	432,000	17,813	—	(3)	0	449,813
Caroline M. Loewy	363,448	17,813	70,399		0	451,659
David A. Karlin	356,590	15,145	92,374		0	464,109
Anna L. Wight	299,944	17,813	51,368		0	369,124

(1)
Reflects the estimated incremental value of accelerated vesting of all stock options held by the named executive officer on December 31, 2007, based on the excess of the closing price of our common stock at December 31, 2007 (the last trading day of fiscal 2007) over the exercise prices of such options.

(2)
Reimbursement of excise tax is required only to the extent that any portion of the payments or benefits under the change of control agreement or any benefits plan would be characterized as an "excess parachute payment" to the executive under Section 280G of the Code, giving rise to an excise tax payable by the executive under Section 4999 of the Code.

(3)
There is no value shown for accelerated vesting of stock options because the exercise prices of all unvested stock options held by the executive at December 31, 2007 were above $4.41 per share, the closing sale price of our common stock on December 31, 2007.

        Termination due to Death or Total Disability Following a Change of Control.    The change of control agreement and the executive's employment during the two years following a change of control terminate automatically upon the death or total disability of the named executive officer. "Total disability" is defined in the agreements as the named executive officer's inability to perform his or her essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond the executive's control, unless the executive is granted a leave of absence by our board. If the executive's employment is terminated by reason of death or total disability during the two years following a change of control of the company, the executive or his or her legal representatives are entitled to continued medical and dental insurance benefits for up to one year, except for Dr. McMahon who is entitled to continued medical and dental insurance benefits for up to eighteen months. The estimated values of these benefits are reflected in the preceding table.

Director Compensation

        For 2007, non-employee directors received an annual fee of $20,000 for service on the board of directors, together with a fee of $2,000 for each in-person board meeting. Payment for attendance at telephonic board meetings was $500 for up to one hour, $1,000 for one to two hours and $1,500 for more than two hours. Non-employee directors also received a fee of $500 for attendance at each meeting of a committee on which they served. The audit committee chairman received an annual retainer in 2007 of $10,000, and each audit committee member received a 2007 annual retainer of $6,000. The chairmen of the compensation committee and the nominating and corporate governance committee received annual retainers in 2007 of $6,500. The members of each of the compensation committee and the nominating and corporate governance committee received a 2007 annual retainer of $4,000. We also reimburse each of our non-employee directors for reasonable travel expenses incurred in connection with attending board and board committee meetings.

        Non-employee directors also receive stock option grants under our Stock Option Grant Program for Nonemployee Directors (the NED Program), which is administered under our 2004 Plan. Each new non-employee director, upon initial election or appointment to the board of directors, receives an initial option to purchase 30,000 shares of common stock at an exercise price equal to the fair market value per share of common stock on the grant date. In addition, each non-employee director automatically receives an annual option grant to purchase 15,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee director who has received the initial option grant for 30,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The NED Program was amended in June 2007 to increase the initial option grants from 20,000 to 30,000 shares and the annual option grants from 10,000 to 15,000 shares. All options granted to non-employee directors under the NED Program have a term of ten years and vest 50% one year after the date of grant and 50% two years after the date of grant.

        The following table presents information relating to total compensation of directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)(4)		All Other Compensation ($)	Total ($)
Robert Basso(8)	25,500	73,631	(6)	0	99,131
Frederick B. Craves, Ph.D.	39,000	155,125	(5)	0	194,125
E. Rolland Dickson, M.D.	50,000	172,982	(7)	0	222,982
Carl S. Goldfischer, M.D.	32,500	155,125	(5)	0	187,625
Robert M. Littauer	52,000	155,125	(5)	0	207,125
Ronald A. Martell(9)	25,000	5,826		0	30,826
Nicholas J. Simon III	44,000	68,861	(5)	0	112,861
David R. Stevens, Ph.D.	47,000	155,125	(5)	0	202,125

  (1)
  Gerald McMahon, our chief executive officer and chairman of the board, is not included in this table because he is an employee of the company and does not receive separate compensation for his services as a director. The compensation received by Dr. McMahon as an executive officer of the company is shown in the Summary Compensation Table above.

  (2)
  Includes all annual retainer fees, committee and chairmanship fees and meeting fees earned for 2007. All annual retainer fees are paid to board members, committee members and committee chairs semi-annually in advance of services, rather than in arrears. Accordingly, retainer fees for the first half of calendar 2007 were paid in December 2006, and retainer fees for the second half of the 2007 calendar year were paid in June 2007.

  (3)
  The amounts reported in the Option Awards column represent the dollar amount recognized as stock-based compensation expense in 2007 for financial reporting purposes, related to stock options granted to each director in 2007 and prior years, excluding any reduction for estimated forfeitures, determined in accordance with SFAS 123R. See Note 3, " Stock-Based Compensation," of the notes to financial consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in determining such amounts.

  (4)
  At December 31, 2007, each director named in the table above had the following number of options outstanding: Mr. Basso: 30,000; Dr. Craves: 89,160; Dr. Dickson: 94,159; Dr. Goldfischer: 107,494; Mr. Littauer: 65,831; Mr. Martell: 804,166 (includes 800,000 options received in his capacity as president and chief operating officer); Mr. Simon: 23,333 and Dr. Stevens: 65,831. The full grant date fair value of the options granted to each director in 2007, determined in accordance with SFAS 123R, was as follows: Mr. Basso: $188,768; Dr. Craves: $97,833; Dr. Dickson: $146,750; Dr. Goldfischer: $97,833; Mr. Littauer: $97,833; Mr. Simon: $97,833 and Dr. Stevens: $97,833. See Note 3, "Stock-Based Compensation," of the notes to consolidated financial statements of the company set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such fair value.

  (5)
  Reflects option award to purchase 15,000 common shares at $7.17 per share granted on June 14, 2007.

  (6)
  Reflects NED Program option award to purchase 20,000 common shares at $6.81 per share granted on May 4, 2007 and option award to purchase 10,000 common shares at $7.17 per share granted on June 14, 2007. The second option award was granted in connection with the amendment to the NED Program adopted on June 14, 2007 that increased the initial stock option grant for directors from 20,000 to 30,000 shares.

  (7)
  Reflects an option award to purchase 15,000 common shares at $7.17 per share and an option award to purchase 7,500 common shares at $7.17 per share, both of which were granted on June 14, 2007. The second option award was granted in connection with Dr. Dickson's duties as lead director.

  (8)
  Mr. Basso joined the board on May 4, 2007.

  (9)
  Mr. Martell joined the company as president and chief operating officer on May 7, 2007. This table reflects only the compensation that Mr. Martell earned in 2007 as a director. The compensation earned by Mr. Martell in 2007 as an executive officer of the company is shown in the Summary Compensation Table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership, as of April 25, 2008, of the company's common stock by (a) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock, (b) each director and nominee for director, (c) our chief executive officer and each executive officer named in the Summary Compensation Table, and (d) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)
MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P, MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2005 BVIII LLC(3) The John Hancock Tower 200 Carendon Street, 54th Floor Boston, MA 02116	8,659,758	23.7%
Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., Bay City Capital Management IV LLC and Bay City Capital LLC(4) 750 Battery Street, Suite 400 San Francisco, CA 94111	5,626,012	15.7%

Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited and James E. Flynn(5) 780 Third Avenue, 37th Floor New York, NY 10017	3,174,401	9.0%
OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly(6) 767 Third Avenue, 30th Floor New York, NY 10017	2,763,600	8.0%

Abingworth Management Limited(7) Princess House 38 Jermyn Street London, England SW1Y 6DN	2,473,786	7.1%
Gerald McMahon(8)	528,722	1.5%
Robert S. Basso(9)	15,000	*
Fred B. Craves(10)	5,812,175	16.2%
E. Rolland Dickson(11)	83,742	*
Carl S. Goldfischer(12)	5,729,339	16.0%
Robert M. Littauer(13)	58,331	*
Ronald A. Martell(14)	228,647	*
Nicholas J. Simon, III(15)	8,659,758	23.7%
David R. Stevens(16)	71,699	*
Caroline M. Loewy(17)	180,418	*
David A. Karlin(18)	143,305	*
Anna L. Wight(19)	143,214	*
Directors and executive officers as a group (11 persons)(20)	15,741,819	40.5%

    *
    Less than 1%

    (1)
    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 25, 2008 and shares of common stock which are issuable within 60 days of April 25, 2008, including pursuant to options or warrants to purchase common stock, are deemed beneficially owned for computing the percentage of the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.

    (2)
    Based on 34,687,724 shares of common stock outstanding on April 25, 2008.

    (3)
    Includes 1,785,714 shares of common stock issuable upon exercise of warrants and 15,833 shares of common stock subject to options issuable within 60 days. MPM BioVentures III GP, L.P and MPM BioVentures III LLC (MPM III LLC) are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG (the MPM III Funds). Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas J. Simon III, Michael Steinzmetz and Kurt Wheeler are members of MPM III LLC and MPM Asset Management Investors 2005 BVIII LLC (AM 2005) and exercise voting and investment control over the securities owned by the MPM III Funds and AM 2005. Each such individual disclaims beneficial ownership of the securities held by the MPM III Funds and AM 2005. Mr. Simon is a director of the company and the record holder of the option shares beneficially owned by the MPM Funds and AM 2005.

    (4)
    Includes 1,071,429 shares of common stock issuable upon exercise of warrants. Bay City Management is general partner to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P (the BCC Funds) and has voting and investment control over the securities held by the BCC Funds. Such control is exercised by BCC as a manager of Bay City Management. Fred B. Craves and Carl S. Goldfischer, directors of the company, are managers of Bay City Management and members and managing directors of BCC. Dr. Craves and Dr. Goldfischer each disclaims beneficial ownership of the securities held by the BCC Funds.

    (5)
    Includes 535,714 shares of common stock issuable upon exercise of warrants. Deerfield Capital, L.P. is the general partner of Deerfield Special Situations Funds, L.P. Deerfield Management , L.P. is the investment manager of the Deerfield Special Situations Fund International Limited. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. and Deerfield Management, L.P., respectively, and exercises voting and investment control over the securities owned by Deerfield Special Situations Funds, L.P. and Deerfield Special Situations Fund Limited, International (the Deerfield Funds). Mr. Flynn disclaims beneficial ownership of the securities held by the Deerfield Funds. See Schedule 13G filed with the SEC on February 14, 2008.

    (6)
    OrbiMed Advisors LLC and OrbiMed Capital LLC hold these shares as investment advisors on behalf of Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund LLC, PW Eucalyptus Fund Ltd. and HFR Sch Aggressive Master Trust, each of which has the right to receive or power to direct the receipt of dividends from, or proceeds from the sale of the securities held on its behalf. Samuel D. Isaly is a control person of OrbiMed Advisors and OrbiMed Capital LLC, President of OrbiMed Advisors LLC and Managing Director of ObiMed Capital LLC. See Schedule 13G filed with the SEC on February 14, 2008.

    (7)
    Includes 357,143 shares of common stock issuable upon exercise of warrants. Abingworth Management Ltd. is the investment manager of Abingworth Bioequities Master Fund Limited, Abingworth Bioventures IV LP, and Abingworth Bioventures IV Executives LP (the Abingworth Funds) and exercises voting and investment control over the securities owned by the Abingworth Funds. Dr. Joe Anderson, Mr. Michael Bigham, Dr. Stephen Bunting, Mr. David Leathers and Dr. Jonathan McQuitty comprise the investment committee of Abington Management Ltd. Each such individual disclaims beneficial ownership of the securities held by the Abingworth Management Ltd. and the Abingworth Funds. See Schedule 13G filed with the SEC on February 14, 2008.

    (8)
    Includes 523,989 shares of common stock subject to options exercisable within 60 days.

    (9)
    Consists of 15,000 shares of common stock subject to options exercisable within 60 days.

    (10)
    Includes 4,554,583 shares of common stock beneficially owned by the BCC Funds (see note (4) above), 1,071,429 shares of common stock subject to warrants owned by BCC Funds and 81,660 shares of common stock subject to options exercisable within 60 days held by Dr. Craves. Dr. Craves disclaims beneficial ownership of the securities held by the BCC Funds.

    (11)
    Includes 82,909 shares of common stock subject to options exercisable within 60 days.

    (12)
    Includes 4,554,583 shares of common stock beneficially owned by the BCC Funds (see note (4) above), 1,071,429 shares of common stock subject to warrants owned by BCC Funds and 99,994 shares of common stock subject to options exercisable within 60 days held by Dr. Goldfischer. Dr. Goldfischer disclaims beneficial ownership of the securities held by the BCC Funds.

    (13)
    Consists of 58,331 shares of common stock subject to options exercisable within 60 days.

    (14)
    Consists of 228,647 shares of common stock subject to options exercisable within 60 days.

    (15)
    Consists of 6,858,211 shares of common stock beneficially owned and 1,785,714 shares of common stock subject to warrants owned by the MPM Funds and AM 2005 (see note (3) above) and 15,833 shares of common stock subject to options exercisable within 60 days held by Mr. Simon. Mr. Simon disclaims beneficial ownership of the securities held by the MPM Funds and AM2005.

    (16)
    Consists of 58,331 shares of common stock subject to options exercisable within 60 days.

    (17)
    Includes 30,000 shares of common stock beneficially owned by the Alton Family Trust and 150,418 shares of common stock subject to options exercisable within 60 days.

    (18)
    Consists of 143,305 shares of common stock subject to options exercisable within 60 days.

    (19)
    Consists of 139,794 shares of common stock subject to options exercisable within 60 days.

    (20)
    Includes 2,857,143 shares of common stock issuable upon exercise of warrants and 1,315,112 shares of common stock subject to options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

        In accordance with its charter, our audit committee reviews all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under the SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company's Annual Report on Form 10-K and proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the audit committee who is a related person with respect to a transaction under review cannot participate in the deliberations or vote respecting approval or ratification of the transaction.

        BCC, an affiliate of Bay City Management, is a financial advisor to and indirectly controls the BCC Funds, which were among the investors in our $65 million equity financing that closed on April 26, 2006 and our $75 million public offering that closed on April 30, 2007. Two of our directors, Dr. Fred Craves and Dr. Carl Goldfischer, are managing directors of BCC and possess capital and carried interests in the BCC Funds. Nicholas J. Simon, who was named a company director following the 2006 financing, is affiliated with the MPM Funds and AM 2005, which also were investors in the 2006 financing and the 2007 public offering, and possesses capital and carried interests in the MPM Funds. The audit committee reviewed and approved or ratified the 2006 equity financing and the 2007 public offering and related transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in their beneficial ownership of our common stock. Directors, policymaking officers and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of the forms we received, or written representations from certain reporting persons that no such forms were required for those persons, we believe that during 2007 all filing requirements of Section 16(a) applicable to directors, officers and greater-than-10%

shareholders were complied with by such persons, except that three Form 4 reports relating to five option grants awarded to Michael K. Jackson, our principal accounting officer, were filed late.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

        The aggregate fees billed for professional services rendered by KPMG LLP for fiscal years 2007 and 2006 were as follows:

	Year Ended December 31,
	2007	2006
(1) Audit Fees*	$330,000	$300,000
(2) Audit-Related Fees**	149,750	38,000

    *
    Audit Fees consisted of fees for audit of our financial statements for fiscal years 2007 and 2006, respectively, and reviews of our quarterly financial statements. Additional audit fees in 2006 related to the audit of management's report on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

    **
    Audit-Related Fees consisted principally of fees related to providing auditors' consents for Form S-3 and S-8 filings in each of 2006 and 2007.

        The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. All of the hours expended on KPMG LLP's engagement to audit our financial statements for fiscal years 2007 and 2006 were attributed to work performed by persons who are full-time, permanent employees of KPMG LLP.

Audit Committee Pre-Approval Policy

        The audit committee of our board of directors has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants' independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the audit committee. The audit committee may delegate pre-approval authority to one or more of its members. The audit committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management. All audit and non-audit services provided by our independent accountants in 2007 were pre-approved by the audit committee.

Report of the Audit Committee

        The members of the audit committee are independent in accordance with applicable rules promulgated by the SEC and Nasdaq, and the composition of the committee complies with applicable Nasdaq listing standards. Each member is able to read and understand fundamental financial statements, including the company's balance sheet, income statement and cash flow statement. The company's board of directors has determined that Messrs. Littauer and Basso are "audit committee financial experts" as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The board of directors has adopted a written audit committee charter, a copy of which is posted on the company's web site at www.poniard.com. The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with KPMG LLP, our company's independent registered pubic accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight

Board in Rule 3200T. The audit committee also has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 300T, and has discussed with KPMG that firm's independence. Based on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2007.

Submitted by the audit committee of the board of directors:
Robert M. Littauer, Chair David R. Stevens Robert S. Basso

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

        KPMG LLP currently serves as our independent registered public accounting firm, and has conducted the audit of our accounts since 1997. The audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm to conduct an audit of our accounts for fiscal year 2008.

        Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the audit committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the board of directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the audit committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

        Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Our board of directors recommends a vote FOR approval of this Proposal 2.

PROPOSALS OF SHAREHOLDERS

        Under our restated bylaws, an eligible shareholder who wishes to submit a qualified proposal for consideration at an annual meeting of shareholders must give written notice to our corporate secretary in the manner required by the restated bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if we provide less than 70 days' notice of such meeting, no later than 10 days after the date of our notice). The board of directors may reject any proposal not made in compliance with the restated bylaws and/or not deemed appropriate for shareholder action.

        Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2009 must be received no later than January 2, 2009.

OTHER BUSINESS

        We know of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

        Upon written request from any person solicited herein addressed to the corporate secretary at our principal offices, we will provide, at no cost, a copy of our proxy statement and our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2007. You should mail written requests to: Corporate Secretary, Poniard Pharmaceuticals, Inc., 7000 Shoreline Road, Suite 270, South San Francisco, California 94080.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald McMahon, PhD, Chairman and Chief Executive Officer
May 29, 2008 South San Francisco, California

PROXY

PONIARD PHARMACEUTICALS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 24, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald McMahon, Caroline M. Loewy and Anna L. Wight, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the voting shares of Poniard Pharmaceuticals, Inc. common stock held of record by the undersigned on April 25, 2008, at the Annual Meeting of Shareholders to be held on June 24, 2008, or any adjournments or postponements thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

1.               ELECTION OF DIRECTORS

Election of the following nine nominees to serve as directors for the ensuing year or until their successors are elected and qualified:

FOR all nominees listed below (except as marked to the contrary).

WITHHOLD AUTHORITY to vote for all nominees listed below.

01) Gerald McMahon

02) Robert S. Basso

03) Frederick B. Craves

04) E. Rolland Dickson

05) Carl S. Goldfischer

06) Robert M. Littauer

07) Ronald A. Martell

08) Nicholas J. Simon III

09) David R. Stevens

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out his name.  You are allowed to cumulate votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes you are entitled to cast, as explained in more detail in the Proxy Statement for the Annual Meeting.  These votes may be cast for one nominee or distributed among as many nominees as you desire.  To cumulate votes for any nominee, write the votes cast in favor of each nominee in the space provided to the right of each nominee’s name.  Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

2.              PROPOSAL TO RATIFY APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008

FOR	☐	AGAINST	☐	ABSTAIN	☐

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).  Proxy cards properly executed and returned without direction will be voted FOR the election of the directors listed above and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating thereto.

Signature(s):
Dated:	, 2008

Please sign above exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE

QuickLinks

PONIARD PHARMACEUTICALS, INC.
PONIARD PHARMACEUTICALS, INC. PROXY STATEMENT
ELECTION OF DIRECTORS (PROPOSAL 1)
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
PROPOSALS OF SHAREHOLDERS
OTHER BUSINESS